Exhibit 5.7
KPMG llp
Chartered Accountants
Box 10426 777 Dunsmuir Street	Telephone (604) 691-3000
Vancouver BC V7Y 1K3	Telefax (604) 691-3031
Canada	www.kpmg.ca

Glamis Gold Ltd.
5190 Neil Road, Suite 310
Reno Nevada 85902
USA

Ladies and Gentlemen:

Re: Registration Statement on Form F-10 of Glamis Gold Ltd. Filed on or about January 7, 2005

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our compilation report relating to the pro forma consolidated balance sheet of Glamis Gold Ltd. as at September 30, 2004 and the pro forma consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December  31, 2003 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated January 7, 2005.

We may not be subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a “report” or a “part” of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

Chartered Accountants

Vancouver, Canada
January 7, 2005

KPMG llp, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.